Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1 Year Barrier Securities Linked to an Equally Weighted Basket of Two Underlyings Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: S&P 500® Index (ticker: “SPX”) (50% weighting) and Russell 2000® Index (ticker: “RTY”) (50% weighting) (together, the “Basket”) Pricing date: February 29, 2024 Valuation date: March 3, 2025 Maturity date: March 6, 2025 Return amount: $1,000 п the basket return п the upside participation rate Upside participation rate: 100.00% Maximum return at maturity: At least 10.50% * Final barrier value: 80.00, 80.00% of the initial basket value CUSIP / ISIN: 17291LC78 / US17291LC785 Initial basket value: 100 Final basket value: 100 x (1 + the sum of the weighted underlying returns of the underlyings) Underlying return: For each underlying, (i) its final basket value minus initial basket value, divided by (ii) its initial basket value Basket return: (i) The final basket value minus the initial basket value, divided by (ii) the initial basket value Weighted underlying return: For each underlying, its underlying return multiplied by its weighting Final underlying value: For each underlying, its closing value on the valuation date Payment at maturity: • If the final basket value is greater than the initial basket value: $1,000 + the return amount, subject to the maximum return at maturity • If the final basket value is less than or equal to the initial basket value but greater than or equal to the final barrier value: $1,000 • If the final basket value is less than the final barrier value: $1,000 + ($1,000 п the basket return) If the final basket value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated January 31, 2024 * The actual maximum return at maturity will be determined on the pricing date. ** The diagram and the hypotheticals assume the lowest return at maturity. Hyp o t he tical Payment at Ma  The Basket turity per Hypothetical Basket Return on Valuation Date Hypothetical Security 100.00% 50.00% D 25.00% 10.50% 10.49% C 5.00% 0.00% B - 10.00% - 20.00% - 20.01% A - 25.00% - 50.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Your payment at maturity will depend on the final basket value. If the final basket value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the basket has declined from the initial basket value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities is limited to the maximum return at maturity. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the basket on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . Th e above summary o f sele cte d r isks does n ot des c r ibe all of t h e r isks asso c ia te d w ith an invest m ent in t he secu r ities. You should re ad t he accompanying p rel i m inary pr icing supplem e nt and p r odu c t supplem en t fo r a mor e comp l et e de s cr iption o f r isks rel a t ing t o the sec ur it i es. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website a t www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.